Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-278979

PROSPECTUS  SUPPLEMENT NO. 3

(to prospectus dated May 13, 2024)

MultiSensor AI Holdings, Inc.

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This prospectus supplement updates, amends and supplements the prospectus dated May 13, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278979).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on June 17, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “MSAI” and “MSAIW,” respectively. On June 17, 2024, the closing price of our Common Stock was $2.07 and the closing price of our Warrants was $0.0218.

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We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is June 17, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2024

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive

Beaumont, Texas 77705

(Address of principal executive offices) (Zip Code)

(866) 861-0788

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The NASDAQ Stock Market LLC
Warrants to purchase common stock	MSAIW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 17, 2024, MultiSensor AI Holdings, Inc. (the “Company”) held its 2024 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, a total of 8,384,230 shares of common stock were present in person or by remote communication or represented by proxy at the meeting, representing approximately 61.58% of the Company’s outstanding common stock as of the April 24, 2024 record date. The following are the voting results for the proposals considered and voted upon at the Annual Meeting, each of which were described in the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2024.

Item 1 — Election of Margaret Chu, Stuart V. Flavin III, David Gow, Petros Kitsos, Reid Ryan and Steven Winch as directors to hold office until the Company’s annual meeting of stockholders to be held in 2025 and until their respective successors have been duly elected and qualified.

NOMINEE	Votes FOR	Votes WITHHELD	Broker Non-Votes
Margaret Chu	7,412,101	1,324	970,805
Stuart V. Flavin III	7,412,073	1,352	970,805
David Gow	7,412,089	1,336	970,805
Petros Kitsos	7,412,095	1,330	970,805
Reid Ryan	7,404,127	9,298	970,805
Steven Winch	7,412,089	1,336	970,805

Item 2 — Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
8,383,787	405	38	0

Item 3 — Approval, for purposes of complying with Nasdaq listing Rule 5635(d), of the issuance of the maximum number of shares of common stock issuable by the Company pursuant to its equity line of credit with B. Riley Principal Capital II, LLC.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
7,303,967	7,660	101,798	970,805

Item 4 — Approval of an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Annual Meeting to approve Proposal No. 3.

Votes FOR	Votes AGAINST	Votes ABSTAINED	Broker Non-Votes
7,405,032	7,965	428	970,805

Based on the foregoing votes, the director nominees were elected and each of Items 2, 3 and 4 were approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTISENSOR AI HOLDINGS, INC.

Date: June 17, 2024	By:	/s/ Peter Baird
Peter Baird
Chief Financial Officer